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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the inclusion in this registration statement on Form S-2 of our report, dated February 13, 1996, on our audits of the consolidated financial statements of Bally Gaming International, Inc. We also consent to the reference to our firm under the caption "Experts." As noted under the captions "Forecast of Operating Income and Adjusted Operating Cash Flow" and "Experts," Coopers & Lybrand L.L.P. neither examined nor compiled nor had any other involvement with the preparation of the accompanying prospective financial information included in this registration statement and, accordingly, we do not express an opinion or any other form of assurance with respect thereto, nor do we assume any responsibility for such prospective financial information.

                                            COOPERS & LYBRAND L.L.P.
Las Vegas, Nevada
April 1, 1996